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                                                                    EXHIBIT 10.1


                        ECLIPSE TELECOMMUNICATIONS, INC.
                        PRIVATE LABEL RESELLER AGREEMENT

This is a Private Label Reseller Agreement dated as of the 23rd day of June, 1999 ("the Agreement") between ECLIPSE Telecommunications, Inc. (Eclipse), a Delaware corporation with its principal business located at 1122 Capital of Texas Hwy. S., Austin, Texas 78746 and Sportsnut.com, Inc. (the "Company"), a Delaware corporation with its principal business located at 10421 South 400 West, Salt Lake City, Utah 84095.

        WHEREAS, Eclipse is in the business of providing Internet services and related supplemental services to end users of such services; and

        WHEREAS, the Company is in, or is planning to enter, the business of marketing Internet services and related supplemental services to end users of such services; and

        WHEREAS, Eclipse and the Company wish to enter into an agreement pursuant to which the Company will be authorized to market Eclipse's services to end users;

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, Eclipse and the Company agree as follows:

ARTICLE 1 - Definitions

        1. "Company's Accounts" shall mean those End Users whose business with Eclipse was produced through the efforts of the Company or persons or entities who have contracted with, the Company to resell Internet services and related supplemental services.

        1.2 "End User" shall mean any person or entity that utilizes Internet Services or other supplemental services provided by or through Eclipse, including any affinity group, corporation, or other group and its end users.

        1.3 "Gross Revenue" shall mean the total receipts of Eclipse attributable to sales of Internet access or Supplemental Services to End Users, which are the Company's Accounts, before deductions for any purpose whatsoever, as permitted by this agreement.

        1.4 "Net Collectible Revenue" shall mean Gross Revenue, less any accrued finance charges, any applicable taxes, fees or charges Eclipse may be required to collect on behalf of any regulatory agency or governmental authority, any installation charges and other recurring or one-time fees and charges for other services and products provided by Eclipse (at rates quoted by Eclipse to the Company in advance) and any amount due Eclipse on any unpaid or uncollected billings, including charge backs, to the Company's Accounts for any previous month or months.

        1.5 "Internet Services" shall mean the Internet services provided to End-Users by Eclipse as outlined in Exhibit A.

        1.6 "Regulatory Approvals" shall mean any and all certifications, permits, licenses,


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approvals or consents as may be required at any time by the Federal
Communications Commission, any state or local public utility commission, or any other regulatory authority of the United States or any state or territory thereof for Eclipse or any person or entity in pnvity with Eclipse to either (i) provide Internet Services or the Supplemental Services to an End User, or (ii) transfer and assign any rights or obligations under this Agreement.

        1.7 "Supplemental Services" shall mean such additional Internet or telecommunications services as Eclipse may choose, to make available to End Users from time to time.

        1.8 "Retail Service Rates" shall mean retail costs for Internet Services charged to an End User, which are subject to review at the end of the contract.

ARTICLE 2 - Authorization of Company

        2.1 Upon the terms and conditions set forth in this Agreement Eclipse hereby appoints and authorizes the Company, and the Company hereby accepts Eclipse's appointment and authorization, to market Internet Services and designated Supplemental Services to any person or entity which is not then an End User, in such states or territories of the United States as Eclipse has provided a local dial connection to the Company.

        2.2 The Company's authority to market Internet Services and Supplemental Services, shall not extend to marketing such services to any person or entity which is at the time, an End User but not one of the Company's Accounts, unless prior written authority is obtained from Eclipse.

        2.3 The Company's authority hereunder, shall be limited to marketing Internet Services and Supplemental Services in accordance with the scheduled rates, policies, restrictions and conditions prescribed hereunder or as may otherwise be prescribed by Eclipse from time to time, and to obtain orders for Internet Services and Supplemental Services ("Service Subscriptions") from prospective End Users utilizing forms of service agreements provided by Eclipse. The Company shall make no representations and give no guarantees or warranties with respect to the Internet Services or Supplemental Services except as expressly authorized in writing by Eclipse.

        2.4 The Company shall promptly forward to Eclipse, all Service Subscriptions obtained from any prospective End User for processing.

        2.5 Eclipse reserves the right to reject any Service Subscription from any person, or entity which is already an End User or if Eclipse otherwise determines that service to such prospective End User, is not in the best interest of Eclipse.

        2.6 The Company agrees to pay Eclipse, upon the execution of this Agreement, a one-time non-refundable fee of fifteen thousand dollars ($15,000.00) for the Program Setup. The fee shall be paid in three installments as follows: (i) The first installment of $5,000 upon contract execution; (ii) $5,000 on July 23, 1999 and (iii) $5,000 on August 23, 1999. Customer
specifically understands that Eclipse will not commence work on the Services described herein unless and until the first required payment of the set-up fee is received. The fee is used to cover


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various administrative costs. The Reseller Program includes customized account sign-up screens for End Users. The Company will provide all logos and scripts to Eclipse as needed to create the appropriate sign-up screens. The Company will also provide one master auto-enrollment CD which is a customized version of Netscape Communicator. The estimated time for the complete set-up of the program is 45 days after receipt of the appropriate information from the Customer.

        2.7 The Company agrees to pay Eclipse, a $750.00 per month recurring charge to include customer branded sales management tool maintenance, customer branded end-user account creation maintenance and radius database management (customer brand). Tliis sum shall be due and payable on the 10th day of the month.

ARTICLE 3 - Support Services

        3.1 The Company, or persons designated by the Company, shall be entitled to receive or participate in such sales training programs as Eclipse may elect to provide its sales companies generally at such location(s) as may be designated by Eclipse. The Company shall be responsible for all incidental expenses (including transportation, food and lodging), associated with the attendance of the Company or its designees at any such training programs.

        3.2 Eclipse shall be responsible for billing the Company's Accounts, for all products or services provided by Eclipse. Eclipse shall bill the Company's Accounts for Internet Services and any Supplemental Services, on a monthly basis within thirty (30) days of the end of each calendar month at Retail Service Rates. All such billing shall utilize Eclipse's standard merchant account (d/b/a reseller) statement format, provided that Eclipse may, at its discretion and subject to all regulatory requirements and restrictions, make modifications or customizations to the standard billing statement. All End
Users will be required to pay with credit card, no cash payments will be accepted.

        3.3 Eclipse shall provide the Company with monthly commission reports, containing itemized information with respect to the Company's Accounts, including a calculation of the commission payment due to the Company for the reported month. Reports shall be provided by the 20th day of the month.

ARTICLE 4 Service Rates. Commissions

        4.1 Eclipse will provide the Company with schedules of commissions applicable to the Internet Services and any offered Supplemental Services (the "Commissions"). Commissions will be calculated on the number of active End Users. The Commissions in effect as of the date of this Agreement, are set forth in the schedules attached hereto as Exhibit B to this Agreement.

        4.2 Eclipse will provide the Company with schedules of the Company's Retail Service Rates, fees and surcharges applicable to the Internet Services and any offered Supplemental Services. The Company may offer to prospective End Users the Internet Services or Supplemental Services, only at the scheduled Retail Service Rates. Where more than one "Plan" or price is specified in the Retail Service Rates for any service, the Company may choose which Plan or price to offer any prospective End User.


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        4.3     Eclipse's service agreements with End Users ("Service
Agreements") shall permit Eclipse to increase or decrease the Retail Service Rates for any Internet Services or Supplemental Services, at any time (subject to any regulatory restrictions) in accordance with the scheduled Retail Service Rates then in effect.

        4.4 The Company acknowledges that any unpaid or uncollected billings, including charge backs, to the Company's accounts for any previous month or months shall be deducted on the month following non-payment.

ARTICLE 5 - Certain Rights of Company

        5.1 Subject to the prior written consent of Eclipse, which consent shall not be unreasonably withheld, the Company may transfer and assign all of its rights and obligations under this Agreement to any person or entity. In the event of such an assignment, the Company's transferee shall be subject to all of the terms, obligations, covenants and conditions applicable to the Company under this Agreement and Eclipse's rights under its Service Agreements with the Company's Accounts shall be unaffected thereby. The Company has no right to otherwise sell, or to solicit offers for the sale of, Eclipse's rights in the Company's Accounts except as may be agreed to in advance by Eclipse.

        5.2 Neither party hereto may assign this agreement without the expressed written consent of the other party hereto, which consent shall not be unreasonably withheld. Not withstanding the foregoing, either party may assign all its rights and obligations to any successor in interest or to a parent company.

        5.3 Notwithstanding any other provision of this Agreement, Eclipse reserves the right to unilaterally cancel, void or terminate any Service Subscription or Service Agreement or to otherwise discontinue Internet Services or Supplemental Services to any of the Company's Accounts for any cause, specifically including delinquent payment fraudulent use, or breach of any material term of the Service Subscription.

ARTICLE 6 - Relationship of the Parties

        6.1 Eclipse and the Company each acknowledge and agree that the Company is an independent contractor and not an employee, franchisee, partner, agent or co-venturer of Eclipse. Except as may specifically be provided by this Agreement the Company is solely responsible for its own business expenses (including, but not limited to, all costs of purchasing or leasing office space, equipment and furniture; employing or hiring any full-time or part-time office personnel or sales representatives; securing insurance of any kind; and all taxes), working hours, office location, customer contacts, transportation, advertising and promotion.

        6.2 The Company, nor any employees or its subsidiaries, affiliates, employees, shareholders, officers, directors, or representatives shall, under no circumstances, represent or imply to any third party that they have the power or authority to enter into any contract or commitment in the name of or on behalf of Eclipse, or to otherwise bind Eclipse.


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ARTICLE 7 - Use of Marks

        7.1 Subject to paragraph 7.2 below, without the prior written consent of Eclipse, the Company shall not use, or authorize or permit any of its subsidiaries, affiliates, employees, shareholders, officers, directors, or representatives to use, the name "Eclipse", or any other trademark or service mark owned by or licensed to Eclipse for any purpose.

        7.2 The restrictions of paragraph 7.1, shall not bar the Company's disclosure in printed material or otherwise, that the Internet Services and Supplemental Services offered by the Company are provided through Eclipse or that the Company is Authorized by Eclipse to offer such services. However, the Company must obtain Eclipse's prior written consent on any and all such printed or written material offered or distributed by the Company.

        7.3 Upon termination of this Agreement, all rights of the Company to use the Marks shall expire, and the Company shall immediately discontinue the use thereof.

ARTICLE 8 - Confidentiality

        8.1 Eclipse and the Company understand and agree that the terms and conditions of this Agreement, and all non-public information regarding their respective businesses and business practices including, but not limited to, Retail Service Rates, Commissions, Service Agreements, and any other financial information, is confidential as between the Company and Eclipse (collectively, "Confidential Information").

        8.2 Without the prior written consent of the other, neither Eclipse nor the Company shall publish, disclose or convey to any other person or entity any Confidential Information of the other unless required by law or a court of competent jurisdiction.

        8.3 The provisions of this Article 8, will be effective from and after the date of this Agreement and shall remain in full force and effect after expiration or termination of this Agreement. Violation of the foregoing provision by any party, or its subsidiaries, affiliates, employees, shareholders, officers, directors, or representatives shall entitle the other party, at its option, to obtain injunctive relief for specific performance of the obligations described in the Article 8 without a showing of irreparable harm or injury and without bond.

ARTICLE 9 - Term of Agreement

        Subject to termination pursuant to Article 10 of this Agreement this Agreement shall be effective for a period of three (3) years, commencing on the date of this Agreement. This Agreement shall be automatically renewed for successive terms of one (1) year (each a "Renewal Term") unless either party notifies the other, not less than thirty (30) days prior to the end of the Initial Term or the Renewal Term then in effect, that the Agreement will not be renewed.

ARTICLE 10 - Termination


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        10.1    Eclipse may unilaterally terminate this Agreement effective immediately upon notice to the Company, upon the occurrence of any of the following:

                (a) The instigation of any action, suit or proceeding, or the adoption or issuance of any law, regulation, ruling or determination, including but not limited to any regulation, ruling or determination or the Federal Communications Commission or any public utility commission or other state regulatory agency, which materially and adversely affects the business of Eclipse or the ability of Eclipse to render all or a material part of the Internet Services or Supplemental Services; or

                (b) The willful misconduct or gross negligence of the Company, including but not limited to the willful violation of any law or regulation.

        10.2 Eclipse may unilaterally terminate this Agreement after not less than ten (10) days' notice of any of the following events, each of which shall be a material breach of this Agreement and the Company has failed to cure such breach within such notice period:

                (a) The Company's (i) adjudication as a bankrupt (ii) admission in writing of an inability to pay debts generally as they become due,
(iii) insolvency (in that total assets are in the aggregate worth less than all liabilities) or the Company's inability to pay debts generally as they become due, (iv) petition or admission (by answer, default or otherwise) to the material allegations of any petition filed against the Company in bankruptcy under the federal bankruptcy laws (as in effect on the date of this Agreement or as they may be amended from time to time), or under any other law for the relief of debtors, or for the discharge, arrangement or compromise of debts, or (v) consent to the appointment of a receiver, conservator, trustee or liquidator of all or part of the debtor's assets; or

                (b)     Any other breach of this Agreement which is material.

        10.3 Commissions to the Company, shall cease thirty (30) days after the termination or expiration of this Agreement

ARTICLE 11 - Covenants Not to Compete

        The Company agrees that for a period of six (6) months from the date of expiration or termination of this Agreement for any reason, as long as Eclipse nor the Company is in violation of any provision of this agreement, neither the Company nor any of its subsidiaries, employees, officers, or directors shall not market, sell or offer to sell to any of the Company's Accounts any Internet products or services that are competitive with any Internet product or service offered by Eclipse at the time of such expiration or termination.

ARTICLE 12 - Force Mageure

        12.1 If either party's performance under this Agreement or any obligation hereunder, is prevented, restricted or interfered with by causes beyond their reasonable control, including but not limited to the "Causes" identified in paragraph 12.2 below, then such party shall be excused from such performance on a day-to-day basis to the extent of such prevention, restriction or


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interference.

        12.2 The "Causes" shall include acts of God, fire, explosion, vandalism, cable cut, storm or other similar occurrence; any law, order, regulation, direction, action or request of the United States government or of any governmental department (including state and local governments or any government agency, commission, court bureau, corporation or other instrumentality of any one or more of said governments) or of any civil or military authority; any national emergency, insurrection, riot war, strike, lockout work stoppage or other labor difficulty; or any other supplier failure, shortage, breach or delay.

        12.3 Eclipse and the Company shall use their good faith and diligent efforts to avoid, remove or terminate such Causes of nonperformance and both parties shall proceed to perform with dispatch whenever such Causes are removed or cease.

ARTICLE 13 - Limitation of Warranties and Liabilities

        13.1 Subject to the provisions of Article 12 of this Agreement, Eclipse warrants that its provision of the Internet Services and Supplemental Services will be in accordance with prevailing standards in the Internet and telecommunications industry, and Eclipse will use reasonable efforts under the circumstances to remedy any delays, interruptions, omissions, mistakes, accidents or errors with respect to any part of such services.

        13.2 The foregoing warranty and remedies are exclusive and in lieu of all warranties or remedies, whether expressed, implied or statutory, including, without limitation, implied warranties of merchantability and fitness for a particular purpose. In the event of any defect whatsoever, in the Internet Services or Supplemental Services, neither Eclipse nor any third-party provider or operator of facilities employed in the provision of any part of such service shall be liable to the Company or any End User for any direct, indirect, consequential, special, actual, punitive or any other damages, or for any lost profits of any kind or nature whatsoever.

        13.3 The Company acknowledges that it will not rely on Eclipse for future legal or regulatory advice and that Eclipse has made no representations and given no assurances that the Company will not be subject to future regulatory compliance requirements in its offer or sale of the Internet Services or Supplemental Services. The Company assumes full responsibility for and all expenses associated with obtaining any regulatory approvals, which may be required for the Company. Eclipse agrees to notify the Company, in the event any changes in regulatory compliance requirements require the Company to obtain any regulatory approvals.

ARTICLE 14 - Indemnification

        14.1 Each party shall indemnify, defend, and hold harmless the other party from and against any and all liabilities (including reasonable attorney fees) resulting from the indemnifying party's (or its subsidiaries, affiliates, employees, shareholders, officers, directors, or representatives) actions hereunder. This indemnification shall include but not be limited to, breach of any provision in this Agreement misrepresentation of the Internet Services and Supplemental Services or prices, and unauthorized or illegal acts of the indemnifying party, its shareholders, officers, employees, Companies or independent contractors.


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ARTICLE 15 - Insurance

        At all times during the Initial Term and any Renewal Term under this Agreement the Company shall secure and maintain at the Company's sole expense Worker's Compensation insurance as may be required by law, and comprehensive general liability covering a minimum of $500,000 per occurrence. Upon request each party shall furnish insurance certificates as evidence of such coverage.

ARTICLE 16 - Notices

        16.1 All notices or communications under this Agreement shall be in writing and shall be hand delivered or mailed to the parties addressed in the form listed in the preamble to this Agreement and any notice so addressed and
(i) when hand delivered, shall be deemed to have been given when delivered, (ii) when mailed by registered or certified mail, return receipt requested with postage prepaid, shall be deemed to have been given three (3) business days after so mailed, or (iii) when delivered to an internationally recognized small package courier service to the address of the intended recipient with shipping prepaid, shall be deemed to have been given when delivered by such courier.

        16.2 The parties hereto may from time to time specify other addresses for the purpose of notice under paragraph 16. 1, by giving the other party notice thereof.

ARTICLE 17 - Miscellaneous

        17.1 The Company and Eclipse each agree to execute such other documents and instruments, provide such additional information, and otherwise cooperate with one another, as may be reasonably requested from time to time by the other to achieve the purposes of this Agreement and to consummate any and all transactions contemplated herein.

        17.2 Failure by Eclipse or the Company to exercise any right shall not be deemed a waiver of that right and any single or partial exercise of any right shall not prelude the further exercise of that right. Every right of Eclipse or the Company shall continue in full force and effect until such right is specifically waived in writing signed by the party waiving such right

        17.3 Any and all losses related to "bad debt " on all Internet Services are to be the sole responsibility of Eclipse. Bad debt is defined as the amount of unpaid billings by the end user, after that amount has exceeded 60 days past due from the date of billing. Eclipse will have the right to withhold and charge back to the Company any commissions due to the Company for any and all bad debt commissioned accounts in excess of 60 days past due until the bad debt has been resolved.

        17.4 If any part, term or provision of this Agreement is held by any court or administrative agency to be prohibited by any law, regulation or rule applicable to this Agreement or the transactions contemplated herein, the rights and obligations of the parties shall be construed and enforced to the greatest extent allowed by law, or if such part, term or


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provision is totally unenforceable, as if this Agreement did not contain that particular part, term or provision.

        17.5 The Article headings in the Agreement have been included for ease of reference only and shall not be considered in the construction or interpretation of this Agreement.

        17.6 This Agreement shall benefit and bind Eclipse and the Company and their respective successors and assigns.

        17.7 To the extent allowed under the Federal Communications Act and other federal laws, this Agreement shall in all respects by governed by and construed in accordance with the laws of the State of Texas.

        17.8 The parties will attempt in good faith to resolve any controversy or claim arising out of or relating to this Agreement promptly, through discussions between themselves at the operational level. In the event a resolution cannot be reached, such controversy or claim shall be negotiated between appointed counsel or senior executives of the parties who have authority to settle the controversy.

        The disputing party shall give the other party written notice of the dispute. If the parties fail to resolve such controversy or claim within thirty
(30) days of the disputing party's notice, either party may seek arbitration as set forth below.

        Any controversy or claim arising out of or relating to this Agreement, or a breach of this Agreement, shall be finally settled by arbitration in Austin, Texas and shall be resolved under the laws of the State of Texas. The arbitration shall be conducted before a single arbitrator in accordance with the commercial rules and practices of the American Arbitration Association then in effect.

        The arbitrator shall have the power to order specific performance if requested. Any award, order, or judgment pursuant to such arbitration shall be deemed final and binding and may be enforced in any court of competent jurisdiction. The parties agree that the arbitrator shall have no power or authority to make awards or issue orders of any kind except as expressly permitted by this Agreement, and in no event shall the arbitrator have the authority to make any award that provides for punitive or exemplary damages. All such arbitration proceedings, shall be conducted on a confidential basis. The arbitrator may, as part of the arbitration award, permit the substantially prevailing party to recover all or part of its attorney's fees and other out-of-pocket costs incurred in connection with such arbitration. Customer may, at its option, continue to accept what it considers to be below-standard Services and pay the charges hereunder relating thereto during such pendency of such arbitration, without prejudice thereto.

        17.9 The Company agrees that Eclipse shall be the sole and exclusive owner of all End User accounts.

        17.10 This Agreement constitutes the entire agreement of the parties with respect to the subject matter


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hereof and supersedes all prior understandings with respect to the subject matter hereof. No change, modification, addition or termination of this Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought.

IN WITNESS THEREOF, the parties hereto have executed and delivered this Agreement as of the date set forth in the preamble hereto, but actually on the date(s) set forth below.


                                     Eclipse:

                                     By:    /s/ David L. Hughart
                                            -----------------------------------
                                     Name:  David L. Hughart
                                     Title: President, U.S. Sales and Marketing
                                     Date:  June 28, 1999

                                     THE COMPANY

                                     By:    /s/ Ken Denos
                                            -----------------------------------
                                     Name:  Ken Denos
                                     Title: Chief Operating Officer
                                     Date:  June 25, 1999


Exhibit A - Internet Service Rates
Exhibit B - Commission Schedule


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                                    Exhibit A
                             Internet Services Rate

Dial-Up Services (List products and rates**):

        $19.95 Dial Flat Rate Product:

                --      Initial Set-up fee ($15.00) waived
                --      150 hours per month included
                --      Additional hours of usage $0.95 per hour
                --      One E-mail box included
                --      Additional Email boxes $1 each per month
                --      Maximum of five E-mail boxes per Dial-up account
                --      ISDN access includes 150 channel hours of usage per
                        month (one hour on two channels -128K, counts as two
                        hours)
                --      800# access $.09 per minute

Notes:

1. Reseller understands that by reselling Eclipse Dial-up product, any and all ancillary charges associated with the Eclipse Dial-up product will apply to reseller's Dial-up product, unless otherwise noted.

2.      Additional fees are outlined in Section 2.6 and 2.7 of the Agreement.


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                                    Exhibit B
                               Commission Schedule
Dial-Up Services:

Total Number of End Users              Commission

0-5,000                                $3.00 per active End User Account
5,001 - 10,000                         $4.00 per active End User Account
10,001 - 15,000                        $5.00 per active End User Account
15,001-25,000                          $6.00 per active End User Account